UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2008

BSD MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10783	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

FDA 510(k) Marketing Clearance Letter

On September 11, 2008, BSD Medical Corporation (“BSD”) issued a press release announcing that it received a letter from the United States Food and Drug Administration granting BSD 510(k) clearance to market its MicroThermX-100 Microwave Ablation System.  A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Stock Purchase Agreement

Based on a prior agreement, the company executives and directors, Hyrum A. Mead and Paul F. Turner, have agreed, subject to the satisfaction of certain closing conditions, to exercise stock options and sell up to an aggregate of four hundred fifty thousand shares from among their vested stock options in an off-market transaction to institutional investors at this time.  The sale is subject to certain closing conditions, including (1) the achievement of Food and Drug Administration marketing clearance for the company’s MicroThermX®-100, and (2) requirements relating to the trading volume and share price of BSD Medical’s common stock.  More than half of the stock options anticipated for use in this off-market sale have been held for approximately nine years since granting, and are due to expire in between approximately eleven and sixteen months.  Together Mr. Turner and Mr. Mead beneficially own approximately 2.9 million shares in the form of common stock and stock options.  BSD Medical has traditionally used stock options as a primary means of recognizing its employees and executives for their contributions to the company.

Item 9.01  Financial Statements and Exhibits.

(d)        Exhibits.

 99.1      Press Release of BSD Medical Corporation dated September 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 11, 2008

BSD MEDICAL CORPORATION
By:	/s/ Hyrum A. Mead
Name:	Hyrum A. Mead
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of BSD Medical Corporation dated September 11, 2008